Exhibit 10.74

August 31, 2016

Alex Alt
c/o Sabre Corporation
3150 Sabre Drive
Southlake, TX 76092

Dear Alex:

This agreement (“Agreement”) will confirm our mutual understanding with respect to your continued employment by Sabre Corporation following your promotion to the role described below, effective as of September 5, 2016 (the “Effective Time”).

1.Job Description / Title / Duties

(a)
You will serve as Executive Vice President of Sabre Corporation (the “Company”), and President of Sabre Hospitality Solutions. You shall perform all of the functions, and have of the authority, that are consistent with such position, as determined by the Company and generally described as the top executive responsible for overseeing all operations for Sabre Hospitality Solutions. You shall perform all such duties faithfully, industriously, and to the best of your experience and talent. Except as otherwise expressly provided in this Agreement, you shall abide in all material respects by all the Company policies and directives applicable to you. You will report directly to the Chief Executive Officer of the Company or his designee.

(b)
During the Employment Period (as defined below), excluding any periods of vacation and sick leave to which you are entitled, you shall devote your full working time, energy and attention to the performance of your duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company. During the Employment Period, you may not, without the prior written consent of the Company, directly or indirectly, operate, participate in the management, operations or control of, or act as an executive, officer, consultant, agent or representative of, any type of business or service (other than as an executive of the Company or any of its subsidiaries or affiliates). It shall not, however, be a violation of the foregoing provisions of this Section 1(b) for you to (i) subject to the approval of the Chief Executive Officer of the Company, serve as an officer or director or otherwise participate in educational, welfare, social, religious and civic organizations, or (ii) manage your or your family’s personal, financial and legal affairs, so long as, in the case of clause (i) or (ii), any such activities do not interfere with the performance of your duties and responsibilities to the Company as provided hereunder.

2.    Term of Employment
Unless terminated earlier pursuant to Section 8 hereof, the term of this Agreement and your employment following the Effective Time shall be for three years, beginning at the Effective Time and ending on the third anniversary of the date of the Effective Time (the “Initial Term”). The term of this Agreement and your employment shall automatically renew for one-year periods following the Initial Term (each, an “Additional Term”); provided, however, that either party may elect not to renew the term of your employment and this Agreement following the Initial Term or any Additional Term by providing written notice of such non-renewal at least 60 days prior to the end of the applicable term. The period of your employment with the Company shall be referred to herein as the “Employment Period”. Notwithstanding the foregoing, the provisions of this Agreement, including without limitation Sections 5, 7, 8, 9, 10, 11 and 12 shall survive termination of this Agreement to the extent necessary to enable the parties to enforce their respective rights hereunder.
Either you or the Company may terminate your employment with the Company at any time, and for any reason or no reason, with or without Cause or Good Reason, as set forth in Section 8 of this Agreement. For purposes of this Agreement, “Date of Termination” shall mean (a) if your employment is terminated by your death, the date of your death, (b) if your employment is terminated as a result of your Disability (as defined in Section 8 below), the date upon which you receive the notice of termination from the Company, (c) if you voluntarily terminate your employment or your employment is terminated by the Company without Cause, the date specified in the notice given pursuant to Section 8

(a) or (c) herein, as applicable, which (except in the case of a resignation for Good Reason following the end of the cure period) shall not be less than 60 days after such notice, and (d) if your employment is terminated for any other reason, the date on which the notice of termination is given unless otherwise agreed to by the Company.
Notwithstanding anything to the contrary set forth herein, in the event that the Company adopts a severance plan for other similarly-situated senior executives of the Company and the Company determines that such severance plan would provide you with benefits and terms upon termination of employment that are substantially similar to (but not less than) those set forth herein in connection with a termination of your employment without Cause or for Good Reason, the Company may, at its option, terminate the applicability of Section 8 of this Agreement with respect to any termination of your employment and any such termination shall instead be governed by your participation in such severance plan. In the event of such adoption of a severance plan, references to Section 8 of this Agreement shall refer to the corresponding elements of such severance plan.
3.    Base Salary
During the Employment Period, your annual base salary will be $500,000 (“Base Salary”), less withholding for taxes and deductions for other appropriate items. Your Base Salary will be determined solely by, and will be reviewed annually by the Board of Directors of the Company (the “Board”) or a committee of the Board (any such revised Base Salary shall then be referred to as the “Base Salary”).

4.    Annual Bonus
During each fiscal year of the Company during the Employment Period, you will be eligible to receive an annual target cash bonus equal to 80% (the “Target Bonus”) of your Base Salary, based on your attainment of pre-established performance goals set forth each calendar year by the Board or a committee of the Board. Notwithstanding the foregoing, for the Company’s 2016 fiscal year, the Target Bonus described herein will be prorated so that the Target Bonus amount described herein applies only to the period following the Effective Date (in other words, your target bonus for the period from September 2016 through December 2016 will be based on 80% of $167,000). The remainder of your bonus opportunity for the Company’s 2016 fiscal year preceding the Effective Date will be determined pursuant to the bonus plan you participated in immediately prior to the Effective Date, pro-rated to reflect its application to the shortened period from January 1, 2016 through September 4, 2016.
The annual bonus for a particular calendar year shall be paid to you no later than March 15 of the year following the year in which such bonus was earned, subject to your continued employment on such date, except as otherwise provided in Section 8.
5.    Participation in the Company’s Equity Incentive Plan
During the Employment Period, you will be eligible to participate in the long-term equity incentive plan maintained by the Company and in which other senior executive officers participate. The amount and terms and conditions of any awards to be granted to you will be determined by the compensation committee of the Board (as defined below).
6.     Participation in the Sabre Stretch Plan
You will be eligible to continue to participate in the Sabre 3 year Stretch Plan, subject to the terms and conditions of the Plan and the applicable award agreements issued in connection therewith.
7.    Benefit Plans and Programs

(a)
You will be eligible to participate in the Company’s employee benefit plans, policies and other compensation and perquisite programs provided to other senior executives of the Company, subject to the terms, conditions and eligibility requirements of each such benefit plan, policy or other compensation program, including amendments or modifications thereto. During the Employment Period, you shall be entitled to paid vacation and sick leave in accordance with the Company’s vacation, holiday and other pay for time not worked policies as in effect from time to time; provided that you will be entitled to not less than five weeks of paid vacation per year, prorated for partial years of employment. Such benefit plans, policies or other compensation and perquisite programs may be discontinued or changed from time to time in the Company’s sole discretion.

(b)
During the Employment Period, the Company shall reimburse you for all reasonable travel and other business expenses incurred by you in the performance of your duties to the Company in accordance with the Company’s expense reimbursement policy as in effect from time to time, subject to your compliance with the terms of such policy.

8.    Termination Provisions
Except (i) as expressly provided in this Section 8, (ii) for any vested benefits under any tax qualified plan or other benefit plan (to the extent that such benefit plan does not provide for a duplication of the benefits described herein) maintained by the Company, and (iii) pursuant to the terms of your equity award agreements, you shall not be entitled to any benefits or payments in the event of the termination of your employment with the Company.

(a)
Termination without Cause or by You for Good Reason. The Company may terminate your employment at any time without Cause (as defined below) upon 60 days’ notice, or you may terminate your employment for Good Reason (as defined below), upon compliance with the notice and cure period described below. Notwithstanding anything herein to the contrary, in the event that your employment is terminated by the Company as a result of the giving of a notice of non-renewal of the Initial Term or any Additional Term by the Company, such termination shall be deemed for all purposes to be a termination by the Company without Cause at the end of the then-current Term. In the event your employment is terminated by the Company without Cause or by you for Good Reason, the Company shall pay to you: within 30 days of the Date of Termination: (A) your Base Salary through the date of your termination, (B) reimbursement for any unreimbursed business expenses incurred by you in accordance with Company policy prior to the date of your termination that are subject to reimbursement and (C) payment for vacation time accrued as of the date of your termination but unused (such amounts under clauses (A), (B) and (C) above, collectively the “Accrued Obligations”). In addition, on the date the annual bonuses are otherwise paid to executives who remain employed with the Company, you shall receive, in the year of your termination, an amount equal to any accrued but unpaid annual bonus for the immediately preceding year that you would have been paid had you remained employed on the date such bonuses are paid.

In addition, in the event your employment is terminated by the Company without Cause or by you for Good Reason, the Company will pay to you, subject to Section 12(b)(ii), as severance, in equal installments in accordance with normal Company payroll practices over the 18 month period following the Date of Termination, an amount equal to 150% of the sum of (i) your annual Base Salary as in effect immediately prior to the Date of Termination and (ii) your Target Bonus as of the Date of Termination.
In addition, for the 18 month period commencing on the day after the Date of Termination, the Company shall continue to provide medical, dental and vision benefits) to you and any eligible dependents which are substantially similar to those provided generally to executive officers of the Company and their eligible dependents (including any required contribution by such executive officers) pursuant to such medical, dental and vision plans as may be in effect from time to time as if your employment had not been terminated (it being understood that the Company may provide such coverage by treating this as a COBRA period and charging you only the amount of the contribution that would be required of you as an active employee); provided, however, that if you become re-employed with another employer and are eligible to receive health insurance benefits under another employer provided plan, the benefits described in this paragraph shall terminate. In such event, you are obligated to promptly notify the Company of any changes in your benefits coverage. In addition, you will be provided senior executive level outplacement services, at the Company’s expense, for a period of one year, using a reputable provider selected by you with the Company’s approval (which shall not be unreasonably withheld). To the extent any reimbursements or in-kind payments due to you under this Agreement constitute “deferred compensation” under Code Section 409A, any such reimbursements or in-kind payments shall be paid to you no later than the last day of the taxable year next following the taxable year in which the expenses were incurred, and in a manner consistent with Treas. Reg. §1.409A-3(i)(1)(iv).
Any amounts paid under this Section 8(a) shall be paid only upon your executing an Agreement and General Release substantially in the form attached hereto as Exhibit A (the “Release”) and such Release becoming effective within thirty-five (35) days following the Date of Termination, it being understood that any payment under this Section 8(a) that would otherwise have been made to you but that is conditioned upon the execution and effectiveness of the Release shall not be made or provided until the fortieth day following the Date of Termination and, with regard to Section 8(a), subject to your not violating any of your obligations to the Company under Section 9 and subject to your complying with your obligations under Section 10 of this Agreement. Further, you agree that suspension of such termination payments or benefits, as a consequence of your breach of such obligations does not in any way limit the ability of the Company to pursue injunctive relief or to seek additional damages with respect to your breach of such obligations. Except as otherwise provided above, any outstanding equity or equity-based awards held by you as of your Date of Termination shall be governed by the provisions of the applicable equity plan covering such awards or any applicable grant agreement.
You shall not be required to seek or accept other employment, or otherwise to mitigate damages, as a condition to receipt of any benefits described in this Section 8(a).

(b)
Termination on Death/Disability. In the event your employment is terminated as a result of your death or Disability, the Company will pay to you or your beneficiary the Accrued Obligations and any accrued but unpaid annual bonus for the immediately preceding year that you would have been paid had you remained employed on the date such bonuses are paid in year in which you die or become Disabled.

(c)
Voluntarily Termination. You may terminate your employment for any reason upon 60 days’ notice to the Company. If you voluntarily terminate your employment (other than for Good Reason), the Company will pay to you the Accrued Obligations within 30 days of such termination of employment.

(d)
Termination for Cause. The Company may terminate your employment at any time for Cause. In the event your employment is terminated for Cause, the Company will pay to you the Accrued Obligations no later than 30 days of such termination of employment.

For purposes of this Agreement, “Disability” shall mean that you have suffered a physical or mental illness or injury that has (i) impaired your ability to substantially perform your full-time duties with the Company with or without reasonable accommodation for a period of 180 consecutive or non-consecutive days in a 12-month period; (ii) qualifies you for benefits under the Company’s long-term disability plan, including any eligibility or elimination period; and (iii) you shall not have returned to full-time employment with the Company. “Disabled” shall have the correlative meaning.
For purposes of this Agreement, “Cause” shall mean the occurrence of the events described in the following clauses (i) or (ii) herein, provided that no act or failure to act by you shall be deemed to constitute Cause if done, or omitted to be done, in good faith and with the reasonable belief that the action or omission was in the best interests of the Company: (i) the CEO determines that you (A) were guilty of gross negligence or willful misconduct in the performance of your duties for the Company (other than due to your physical or mental incapacity), (B) breached or violated, in any material respect, any agreement between you and the Company or any material policy in the Company’s code of conduct or similar employee conduct policy (as amended from time to time), or (C) committed a material act of dishonesty or breach of trust with regard to the Company, any of its subsidiaries or affiliates, or (ii) you are indicted for a felony or other crime of moral turpitude. In the event that, following the termination of your employment hereunder for any reason the Company determines that Cause existed to terminate your employment, your employment shall retroactively be deemed to have been terminated for Cause.
For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events, without your prior written consent: (i) any materially adverse change to your responsibilities, duties, authority or status from those set forth in this Agreement or any materially adverse change in your positions, titles or reporting responsibility not otherwise consistent with Section 1(a); provided that the Company ceasing to be publicly traded (or becoming publicly traded after ceasing to be publicly traded) shall not be deemed a material adverse change; (ii) a relocation of your principal business location to an area outside a 50 mile radius of its current location or moving of you from the Company’s headquarters; (iii) a failure of any successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation, asset sale or otherwise) to assume in writing any obligations arising out of this Agreement; (iv) a failure to timely pay any of the compensation provided for under Sections 3 through 6 above to you in connection with your employment; or (v) a material breach by the Company of this Agreement or any other material agreement with you relating to your compensation; provided that, within 30 days following the date on which you have knowledge of the occurrence of any of the events set forth therein, you have delivered written notice to the Company of your intention to terminate your employment for Good Reason, and the Company shall not have cured such circumstances (if susceptible to cure) within 30 days following receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, the Company has not taken all reasonable steps within such 30-day period to correct and cure such grounds as promptly as practicable thereafter).
9.    Non-solicitation, Non-recruitment and Non-competition
You acknowledge and agree that, in your position as Executive Vice President and President- Sabre Hospitality Solutions (which, for purposes of this Section 9, shall include all of the Company’s subsidiaries and all affiliated companies and joint ventures connected by ownership to the Company at any time, it is expected that: (i) you will be materially involved in conducting or overseeing all aspects of the Company’s business activities throughout the world, (ii) you will have material contact with a substantial number of the Company’s employees, and all or substantially all of the Company’s then-current and actively-sought potential customers (“Customers”) and suppliers of inventory (“Suppliers”); (iii) you will have access to all or substantially all of the Company’s Trade Secrets and Confidential Information (see Exhibit B for definitions of “Trade Secrets” and “Confidential Information”). You further acknowledge and agree that your competition with the Company anywhere worldwide, or your attempted solicitation of the Company’s employees or Customers or Suppliers, during your employment or within one year after the termination of your employment with the Company, would be unfair competition and would cause substantial damages to the Company. Consequently, in consideration of your continued employment with the Company as Executive Vice President and President- Sabre Hospitality Solutions and the Company’s covenants in this Agreement, the provision to you by the Company of additional Confidential Information, and the increased compensation that will be payable to you in your new position with the Company, you make the following covenants described in this Section 9:

(a)
Non-solicitation of Company Customers and Suppliers. During the Employment Period and for one year following any Date of Termination, you shall not, directly or indirectly, on behalf of yourself or of anyone other than the Company, solicit or hire or attempt to solicit or hire (or assist any third party in soliciting or hiring or attempting to solicit or hire) any Customer or Supplier in connection with any business activity that then competes with the Company.

(b)
Non-solicitation of Company Employees. During the Employment Period and for 18 months following any Date of Termination, you shall not, without the prior written consent of the Chief Executive Officer, directly or indirectly, on behalf of yourself or any third party, solicit or hire or recruit or, other than in the good faith performance of your duties, induce or encourage (or assist any third party in hiring, soliciting, recruiting, inducing or encouraging) any employees of the Company or any individuals who were employees within the six month period immediately prior thereto to terminate or otherwise alter his or her employment with the Company. Notwithstanding the foregoing, the restrictions contained in this Section 9(b) shall not apply to (i) general solicitations that are not specifically directed to employees of the Company or (ii) serving as a reference at the request of an employee.

(c)
Non-competition with the Company. During the Employment Period and for 18 months following any Date of Termination, you shall not, directly or indirectly, whether as an employee, director, owner, partner, shareholder (other than the passive ownership of securities in any public enterprise which represent no more than five percent (5%) of the voting power of all securities of such enterprise), consultant, agent, co-venturer, or independent contractor or otherwise, or through any “person” (which, for purposes of this subsection, shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, or a government or political subdivision thereof), perform any services for or on behalf of, any Competitor of the Company. For purposes of this Section 9, a Competitor of the Company shall mean (i) any entity or business (x) that competes or (y) engages in a line of business that competes, in each of (x) and (y), with the business of the Company, and (ii) any unit, division, line of business, parent, subsidiary, affiliate (as defined in Rule 144 under the Securities Act of 1933, as amended), successor or assign of Travelport, Amadeus, AMEX, Etihad Airways, American Airlines, United Airlines, Delta Airlines, Lufthansa Group, Expedia, Priceline, TripAdvisor, Alphabet, Amazon, Facebook, Concur/SAP, Oracle, Farelogix, TravelClick, Carlson Wagonlit, BCD Travel, Hewlett Packard Enterprises, Travelsky, Hogg Robinson Group Travel, Computer Sciences Corporation, Micros, SiteMinder, Pegasus, or SHR, it being understood and agreed in the event that any of such entities and their respective affiliates, successors and assigns no longer engages in a line of business that competes with any business of the Company, such entity shall no longer be deemed a Competitor of the Company for purposes of this Section 9.

(d)
Non-disclosure of Confidential Information and Trade Secrets. During the Employment Period and thereafter, except in the good faith performance of your duties hereunder or where required by law, statute, regulation or rule of any governmental body or agency, or pursuant to a subpoena or court order, you shall not, directly or indirectly, for your own account or for the account of any other person, firm or entity, use or disclose any Confidential Information or proprietary Trade Secrets of the Company to any third person unless such Confidential Information or Trade Secret has been previously disclosed to the public or is in the public domain (other than by reason of your breach of this paragraph).

(e)
Non-Disparagement. You agree not to defame or disparage any of the Company or any of their respective officers, directors, members, executives or employees. You agree to reasonably cooperate with the Company (at no expense to you) in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or their respective directors, members, officers, executives or employees.

(f)
Enforceability of Covenants. You acknowledge that the Company has a present and future expectation of business from and with the Customers and Suppliers. You acknowledge the reasonableness of the term, geographical territory, and scope of the covenants set forth in this Section 9, and you agree that you will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein and you hereby waive any such defense. You further acknowledge that complying with the provisions contained in this Agreement will not preclude you from engaging in a lawful profession, trade or business, or from becoming gainfully employed. You agree that your covenants under this Section 9 are separate and distinct obligations under this Agreement, and the failure or alleged failure of the Company or the Board to perform obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of your covenants and obligations under this Section 9. You and the Company each agrees that any breach of any covenant under this Section 9 may result in irreparable damage and injury to the other party and that the other party will be entitled to seek temporary and permanent injunctive relief in any court of competent jurisdiction without the necessity of posting any bond, unless otherwise required by the court.

(g)
Certain Exceptions. Notwithstanding anything set forth herein or in Exhibit B to the contrary, nothing in this Agreement shall (i) prohibit you from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (ii) require notification or prior approval by the Company of any such report; provided that, you are not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

10.    Post-Employment Transition and Cooperation
Upon and after the termination of your employment with the Company for any reason (except your death or, if lacking sufficient physical or mental ability, your Disability), you will execute any and all documents and take any and all actions that the Company may reasonably request to effect the transition of your duties and responsibilities to a successor, including without limitation resigning from any positions that you hold by virtue of your employment with the Company. You will make yourself reasonably available with respect to, and to cooperate in conjunction with, any litigation or investigation involving the Company, and any administrative matters (including the execution of documents, as reasonably requested). The Company agrees to compensate you (other than with respect to the provision of testimony) for such cooperation at an hourly rate commensurate with your Base Salary on the Date of Termination to reimburse you for all reasonable expenses actually incurred in connection with cooperation pursuant to this Section 10, and to provide you with legal representation.
11.    Code Section 280G

(a)
If, after the Effective Time, none of the Company or any of its consolidated subsidiaries are an entity whose stock is readily tradable on an established securities market (or otherwise) and a “change of control” under Regulation 1.280G of the Internal Revenue Code of 1986, as amended (the “Code”) occurs, you and the Company shall cooperate and use commercially reasonable best efforts to take such actions as may be necessary to avoid the imposition of the excise tax imposed by Section 4999 of the Code or a loss of deductibility under Section 280G of the Code, including without limitation your agreement to waive the accelerated vesting, lapse of restrictions or payment of any such payments and benefits and the Company seeking to obtain stockholder approval in accordance with the terms of Section 280G(b)(5).

(b)
If, after the Effective Time, there occurs a transaction that constitutes a “change of control” under Regulation 1.280G of the Code and, immediately prior to the consummation of such change of control, the Company or any of its consolidated subsidiaries are an entity whose equity securities are readily tradable on an established securities market (or otherwise), the following provisions will apply:

(1)
If any payments or benefits provided or to be provided by the Company or its affiliates to you or for your benefit pursuant to the terms of this Agreement or otherwise (the “Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Code (“Parachute Payments”) and would, but for this Section 11(b), be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (A) in full or (B) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing results in your receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). If required to be reduced pursuant to the foregoing, the Covered Payments shall be reduced in a manner consistent with the requirements of Section 409A of the Code, to the extent applicable, and where two or more economically equivalent amounts are subject to reduction but payable at different times, such amounts payable at the later time shall be reduced first but not below zero. If the Covered Payments are paid in full, you will be solely responsible for the payment of any Excise Tax and the Company will have no further obligations with respect thereto.

(2)
Any determinations required under this Section 11(b) shall be made in writing by the Company or by an accounting firm selected and paid for by the Company. You shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section 11.

12.    Miscellaneous

(a)
Dispute Resolution. The laws of the state of Texas will govern the construction, interpretation and enforcement of this Agreement. The parties agree that any and all claims, disputes, or controversies arising out of or related to this Agreement, or the breach of this Agreement, shall be resolved by binding arbitration, except as otherwise provided in Section 9 of this Agreement. The parties will submit the dispute, within 30 business days following service of notice of such dispute by one party on the other, to the Judicial Arbitration and Mediation Services (J*A*M*S/Endispute) for prompt resolution in Dallas, Texas, under its rules for labor and employment disputes. There shall be a single arbitrator, chosen in accordance with such rules, who shall be currently licensed to practice law. The decision of the arbitrator will be final and binding upon the parties, and judgment may be entered thereon in accordance with applicable law in any court having jurisdiction. The arbitrator shall have the authority to make an award of monetary damages and interest thereon. The arbitrator shall have no authority to award, and the parties hereby waive any right to seek or receive, specific performance or an injunction, punitive or exemplary damages. The arbitrator will have no authority to order a modification or amendment of this Agreement. The arbitrator shall have the authority to award costs of arbitration, including reasonable attorney’s fees, to the prevailing party, but in the absence of such award the parties shall bear their own attorney fees, and shall bear equally the expenses of the arbitral proceedings, including without limitation the fees of the arbitrator.

(b)
Code Section 409A. (i)If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company shall, after consulting with you, reform such provision to comply with Section 409A of the Code; provided, that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to you of the applicable provision without violating the provisions of Section 409A of the Code. (ii) Notwithstanding any provision to the contrary in this Agreement, if the date of any payment or the commencement of any installment payments payable under this Agreement must be delayed for six months in order to meet the requirements of Section 409A(a)(2)(B) of the Code applicable to “specified employees”, then any such payment or payments shall not be made or provided (subject to the last sentence hereof) prior to the earlier of (A) the expiration of the six month period measured from the date of your “separation from service” (as such term is defined in Treasury Regulations issued under Code Section 409A) or (B) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 12(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.(iii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” (iv) (a) All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you (b) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.(v) For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(c)
Clawback. Notwithstanding anything in this Agreement to the contrary, you acknowledge that the Company may be entitled or required by law, the Executive Compensation Recovery Policy (as amended from time to time, the “Clawback Policy”) or the requirements of an exchange on which the Company’s shares are listed for trading, to recoup compensation paid to you pursuant to this Agreement or otherwise, and you agree to comply with any Company request or demand for repayment. You further acknowledge that the Clawback Policy may be modified from time to time in the sole discretion of the Company and without your consent, and that such modification will be deemed to amend this Agreement. You further acknowledge and agree that the Clawback Policy as in effect from time to time may apply to any and all payments of compensation and benefits (other than your base salary and benefits under any tax-qualified retirement plan or health and welfare plan) as specified in the Clawback Policy from time to time; provided that the application of the Clawback Policy with respect to any payments or benefits paid or provided to you will be subject to the limitations and restrictions set forth in the Clawback Policy.

(d)
No Mitigation. (i) You shall not be required to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this Agreement; and (ii) the payments provided pursuant to this Agreement shall not be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination or otherwise.

(e)
Entire Agreement; Amendment. This Agreement represents the entire understanding with respect to the subject matter contained herein. Only a writing that has been signed by both you and the Company may modify this Agreement. Any and all previous employment agreements, severance agreements and executive termination benefits agreements are cancelled as of the Effective Time and the benefits under this Agreement are in lieu of, and in full substitution for, any other severance or post-employment benefits pursuant to any other agreement, arrangement or understanding with the Company or any of its affiliates; provided, however, that any prior equity awards shall remain in full force and effect.

(f)
Successors. This Agreement shall be binding upon and inure to the benefit of (i) the heirs, executors and legal representatives of you upon your death and (ii) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” shall include any person, firm, corporation, or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

(g)
Effectiveness. Notwithstanding anything to the contrary herein, the parties expressly acknowledge and agree that this Agreement will not become effective until each party has duly executed and delivered its respective signature hereto. Executive acknowledges and agrees that the Company’s decision to execute and deliver this Agreement will be made in its sole discretion. Nothing in this Agreement has created or will create a binding obligation of any party hereto until the due execution hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the day and year first written above, with such Agreement to become effective as of the Effective Time.

EXECUTIVE

Alex Alt

SABRE CORPORATION

Name: William G. Robinson, Jr.
Title: EVP and Chief Human Resources Officer

EXHIBIT A
[Form of Release]
FORM OF GENERAL RELEASE

THIS GENERAL RELEASE (this “Release”) is entered into by and among Sabre Corporation (“Sabre”), referred to below as the “Company”, and [Executive Name] (referred to below as the “Executive”) as of the ___ day of ____ 20XX. The Company and the Executive agree as follows:

1.    Employment Status. The Executive’s employment with the Company shall terminate effective as of ___________, 20XX, and as of such date, the Executive shall be deemed to have resigned from any and all directorships, officers and other positions that he holds at the Company or any of its subsidiaries or affiliates.

2.    Payment and Benefits. Upon the effectiveness of the terms set forth herein, as provided in Section X hereof, the Company shall provide the Employee with the payments and benefits as set forth in the Letter Agreement by and between Company and the Executive, dated as of _________, 20XX (“Letter Agreement”). The Letter Agreement, by its terms, refers back to the Employment Agreement by and between Company and the Executive dated ________, 20XX (“Employment Agreement”).

3.    No Liability. This Release does not constitute an admission by the Company, or any of their subsidiaries, affiliates, divisions, trustees, officers, directors, partners, agents, or employees, or by the Executive, of any unlawful acts or of any violation of federal, state or local laws.

4.    Release. (a) In consideration of the payments and benefits set forth in the Employment Agreement, the Executive, for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, “Executive Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company and in such capacity each of its subsidiaries, affiliates, divisions, successors, assigns, trustees, officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by through, under or in concert with any them, (collectively, the “Company Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular, but not limited to, claims based upon express or implied contract, promissory estoppel, fraud, misrepresentation, wages or benefits owed, claims for torts, including but not limited to defamation, intentional or negligent infliction of emotional distress, claims for wrongful discharge, discrimination, or retaliation, claims under the Americans with Disabilities Act (“ADA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. 1981, the Civil Rights Acts of 1866 and 1872, the Family and Medical Leave Act of 1993 (“FMLA”), the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Genetic Information Nondiscrimination Act (“GINA”), the Fair Labor Standards Act of 1938 (“FLSA”), the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), the National Labor Relations Act (“NLRA”), the Sarbanes Oxley Act (“SOX”), the Employee Retirement Income Security Act (“ERISA”), the Racketeer Influenced and Corrupt Organization Act (“RICO”), the Texas Labor Code, and any and all local, state and federal statutes, laws or ordinances which prohibit discrimination or retaliation on the basis of workers’ compensation status, but do not include workers’ compensation claims or claims for unemployment or state disability insurance benefits.

(b) Nothing in this Release is intended to or shall be interpreted to waive, release, or relinquish Executive’s rights with respect to vested benefits, if any, to which he may be entitled under the above referenced “Letter Agreement” or “Employment Agreement.” Moreover, nothing herein shall release the Company from its obligations arising under or referred to or described in the Letter Agreement or Employment Agreement to be performed after the date of this Release, or any right of indemnification or insurance to which the Executive is entitled. It is the express intent of Executive to fully and finally resolve and compromise any and all legally waiveable claims against the Company Releasees as of the time Executive executes this Release.

(c) In addition, nothing in this Release is intended to interfere with the Executive’s right to file a charge with the Equal Employment Opportunity Commission or other governmental entity in connection with any claim the Executives believes he may have against the Company Releasees. However, by executing this Release, the Executive hereby waives the right to recover in any proceeding that the Executive may bring before the Equal Employment Opportunity Commission or any other governmental entity or in any proceeding brought by the Equal Employment Opportunity Commission or any other governmental entity on the Executive’s behalf. Executive, by signing below, specifically represents to the Company that he has entered into this Release knowingly and voluntarily. Excluded from this Release are claims that cannot be waived by law; Executive does waive his right to any monetary recovery should any agency pursue any claims against Company Releasees on his behalf.

5.    Bar. The Executive acknowledges and agrees that if he should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Company Releasees with respect to any cause, matter or thing which is the subject of the release under Paragraph 4 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Company Releasee may recover from the Executive all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

6.    Restrictive Covenants. Without limitation to other provisions therein, the Executive acknowledges that the provisions of Sections 9 and 10 of the Employment Agreement shall continue to apply pursuant to their terms.

7.    Disputes. This Release is governed by the dispute resolution process set forth in Section 12(a) of the Employment Agreement.

8.    Time to Consider Release. Executive has 21 calendar days to review and consider the provisions of this Release. Executive does not have to wait 21 days to accept the Release. If at the end of this 21 day period, Executive has not returned an executed copy of this Release and mailed it to at 3150 Sabre Drive, Southlake TX 76092, Executive understands that Company Releasees are not required to accept the Release and provide him with any of the benefits described above (or incorporated by reference into this Release).

9.    Revocation Period. Executive has a period of 7 days following the execution of this Release to revoke the acceptance. To revoke, Executive must provide written notice to Company Releasees, delivered to 3150 Sabre Drive, Southlake TX 76092. This written notice must be received by 5pm CST on the 7th day following the execution of the Release (the day of initial execution is not included in this calculation).

10.    Right to an Attorney. Company Releasees have advised Executive to consult with an attorney (at his own costs) before signing this Release. Executive understands it is his right to consult counsel before signing, and he acknowledges that he is being given adequate time to do so.

11.    Knowingly and Voluntarily. Executive agrees that he fully understands all provisions of this Release. Executive is voluntarily entering into this Release with full knowledge of the terms contained in the Release and the fact that he does not have to sign the Release.

12.    Counterparts. This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Release on the _____ day of ______, 20XX.

EXECUTIVE

________________________
Name

SABRE CORPORATION
________________________
Name:
Title:

EXHIBIT B
Trade Secrets Defined. As used in this Agreement, the term “Trade Secrets” shall mean all secret, proprietary or confidential information regarding the Company (which shall mean and include for purposes of this Exhibit B all of the Company’s subsidiaries and all affiliated companies and joint ventures connected by ownership to the Company at any time) or any Company activity that fits within the definition of “trade secrets” under the Uniform Trade Secrets Act or other applicable law. Without limiting the foregoing or any definition of Trade Secrets, Trade Secrets protected hereunder shall include all source codes and object codes for the Company’s software and all website design information to the extent that such information fits within the Uniform Trade Secrets Act. Nothing in this Agreement is intended, or shall be construed, to limit the protections of any applicable law protecting trade secrets or other confidential information. “Trade Secrets” shall not include information that has become generally available to the public, other than information that has become available as a result, directly or indirectly, of your failure to comply with any of your obligations to the Company or its affiliates. This definition shall not limit any definition of “trade secrets” or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law.
Confidential Information Defined. As used in this Agreement, the term “Confidential Information” shall mean all material information regarding the Company and any of its affiliates, any Company activity or the activity of any Company affiliate, Company business or the business of any Company affiliate or Company Customer or the Customers of any Company affiliate that is not generally known to persons not employed or retained (as employees or as independent contractors or agents) by the Company, that is not generally disclosed by Company practice or authority to persons not employed by the Company, that does not rise to the level of a Trade Secret and that is the subject of reasonable efforts to keep it confidential. Confidential Information shall, to the extent such information is not a Trade Secret and to the extent material, include, but not be limited to product code, product concepts, production techniques, technical information regarding the Company or Company affiliate products or services, production processes and product/service development, operations techniques, product/service formulas, information concerning Company or Company affiliate techniques for use and integration of its website and other products/services, current and future development and expansion or contraction plans of the Company or any affiliate, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of the Company or any affiliate and certain information concerning the strategy, tactics and financial affairs of the Company or any affiliate. “Confidential Information” shall not include information that has become generally available to the public, other than information that has become available as a result, directly or indirectly, of your failure to comply with any of your obligations to the Company or its affiliates. This definition shall not limit any definition of “confidential information” or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law.